Exhibit 99.1

Pernix to Acquire Zohydro® ER Franchise from Zogenix, Inc.

Acquisition to Double Pernix’s Commercial Footprint, Creating a Platform for Rapid Expansion

Pernix to Host Conference Call Wednesday, March 11th at 9:00am EDT

MORRISTOWN, NJ -- (BUSINESS WIRE) – March 10, 2015 – Pernix Ireland Limited, a wholly owned subsidiary of Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, announced today that it has signed a definitive agreement to acquire the Zohydro ER franchise from Zogenix, Inc. (NASDAQ: ZGNX).  The acquisition includes three extended release hydrocodone products, including an abuse-deterrent pipeline and all related intellectual property.  Pernix has agreed to pay $100 million at closing, plus regulatory and commercial milestones of up to $283.5 million if the Zohydro ER franchise achieves agreed-upon net sales targets of up to $1 billion annually.

Strategic Rationale

●	Represents 100% expansion of the Pernix Specialty Sales Organization, creating a platform for rapid growth and future acquisitions
●	Unique product franchise at early stages of launch, with an attractive competitive environment
●	Excellent strategic fit with the Company’s CNS focus — provides immediate sales synergies in a previously untapped market segment for Silenor®
●	Establishes a platform for Pernix to become a leading player in the opioid pain market
●	Transaction is expected to provide immediate top-line contribution, and meaningful EBITDA contribution in 2016
●	IP runway anticipated up to 2030 providing long-term growth trajectory for Pernix

"The acquisition of Zohydro is a major step forward in our strategy to expand our commercial reach into complementary, underserved therapeutic areas, and we expect it to create significant value for our shareholders," stated Doug Drysdale, Chairman and Chief Executive Officer of Pernix. "We anticipate that this transaction will significantly increase our revenue, while providing long-term, sustainable profitability.  We are enthusiastic about adding Zohydro ER to our specialty product portfolio and to bringing the clinical benefits of Zohydro ER to patients suffering with chronic pain and in need of around-the-clock opioid therapy.  Zohydro ER is an ideal strategic fit for Pernix, having tremendous synergy with our existing CNS franchise.  Approximately two-thirds of patients experiencing chronic pain report having poor or unrefreshing sleep. Silenor, the only non-scheduled, non-addictive prescription medication for insomnia, provides a valuable option for patients already taking a scheduled medication for pain relief.  To facilitate a smooth transition for patients and prescribers, we plan to hire the Zohydro ER field sales and key commercial support personnel at closing. We are pleased to welcome the Zohydro ER team into the Pernix organization and are excited at the prospect of an additional 100 sales professionals promoting Silenor.”

Launched in March 2014, over 57,000 total prescriptions for Zohydro ER have been written to date.  In December 2014 Zohydro ER had an annual net sales run rate of $23 million and prescriptions grew 15% over the previous month. The franchise consists of three generations of Extended Release hydrocodone (Zohydro ER, Zohydro ER with BeadTek™ and ZX-007, the Altus formulation) as well as licenses to multiple patents designed to protect the franchise through 2030.  Zohydro ER with BeadTek™, approved by the FDA on January 30, 2015, is expected to launch in the second quarter of 2015.  Zohydro ER with BeadTek™ is designed to achieve abuse deterrent properties. Studies supporting a sNDA filing in the second half of 2015, to add abuse deterrent label claims, are in process.  Pernix will work with Zogenix to continue the development of ZX-007, an innovative abuse deterrent tablet formulation of hydrocodone ER, with patent protection through 2030.  An NDA submission for ZX-007 is expected mid-2016.

Transaction Details

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Pernix will make an upfront payment of $100 million at closing, including a minimum of $30 million in cash and $20 million in PTX common stock (based on the closing price on March 9, 2015).  Under the agreement, Pernix will issue to Zogenix a 6 month $50 million promissory note which accrues interest at a rate of LIBOR + 3%.  Pernix will also purchase certain Zohydro ER inventory as part of the transaction.

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Pernix has agreed to make certain payments conditioned on regulatory and commercial milestones of up to $283.5 million, including a $12.5 million milestone payment upon approval of ZX-007 abuse-deterrent extended-release hydrocodone tablet and up to $271 million in potential sales milestones.

●	Pernix will seek to retain certain employees of Zogenix, including the field sales force of approximately 100 sales professionals and additional personnel related to the brand.
●	The transaction is expected to close during the second quarter of 2015, subject to customary closing conditions.

The Zohydro ER NDA and related investigational new drug applications will be transferred to Pernix immediately upon closing and Pernix will assume responsibility for the Zogenix royalty and manufacturing obligations to Daravita Ltd. Upon closing, Pernix will also assume regulatory and financial responsibility for the ongoing efforts related to amending the Zohydro ER label to include abuse-deterrent claims and for the development of ZX-007, with Zogenix having an active role in the clinical development of both programs under a Transitional Services Agreement for up to 18 months following closing.

A presentation on the transaction will be available on the Pernix Therapeutics website at www.pernixtx.com by navigating to “Investor Relations,” and then “Webcasts and Presentations” and will be archived there for future reference.

Advisors

Jefferies LLC acted as financial advisor to Pernix.  The Company’s legal advisers are Lowenstein Sandler LLP and Goodwin Procter LLP.  Buchanan Ingersoll & Rooney PC acted as intellectual property counsel.

Conference Call

Further comments regarding this acquisition will be discussed during a conference call tomorrow, Wednesday, March 11, 2015 at 9:00am EDT.  To participate, please dial (877) 312-8783 (U.S.) or +1 (408) 940-3874 (International); participant passcode:  5012712

About Zohydro ER

Zohydro ER is an extended-release form of hydrocodone indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  Zohydro ER does not contain acetaminophen, unlike many immediate-release hydrocodone products, such as Vicodin and Lortab, reducing the risk for potential liver toxicity due to overexposure of acetaminophen.  The active ingredient, hydrocodone, is the most commonly prescribed opioid in the U.S., with over 114 million prescriptions in 2014.

Zohydro ER with BeadTek is an opioid agonist, extended-release, oral formulation of hydrocodone bitartrate containing abuse deterrent technology that creates an inactive ingredient that immediately forms a viscous gel when crushed and dissolved in liquids or solvents. Zohydro ER with BeadTek is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.

About BeadTek™

BeadTek was developed using safe, well-known excipients and proprietary manufacturing processes to create an inactive ingredient that immediately forms a viscous gel when crushed and dissolved in liquids or solvents. All of the beads within the medication capsule are indistinguishable in color, shape, density and size, and do not impact the drug release profile when taken as directed.

LIMITATIONS OF USE

Because of the risks of addiction, abuse, and misuse with opioids, even at recommended doses, and because of the greater risks of overdose and death with extended-release opioid formulations, reserve Zohydro ER for use in patients for whom alternative treatment options (e.g., non-opioid analgesics or immediate-release opioids) are ineffective, not tolerated, or would be otherwise inadequate to provide sufficient management of pain.

Zohydro ER is not indicated as an as needed (prn) analgesic.

Please see the Zohydro ER full prescribing information for the complete boxed warning and safety information.

WARNING: ADDICTION, ABUSE, AND MISUSE; LIFE-THREATENING RESPIRATORY DEPRESSION; ACCIDENTAL INGESTION; NEONATAL OPIOID WITHDRAWAL SYNDROME; INTERACTION WITH ALCOHOL; and CYTOCHROME P450 3A4 INTERACTION

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ZOHYDRO ER exposes users to risks of addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient's risk before prescribing, and monitor regularly for development of these behaviors or conditions.

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Serious, life-threatening, or fatal respiratory depression may occur. Monitor closely, especially upon initiation or following a dose increase. Instruct patients to swallow ZOHYDRO ER whole to avoid exposure to a potentially fatal dose of hydrocodone.

●	Accidental ingestion of ZOHYDRO ER, especially in children, can result in a fatal overdose of hydrocodone.
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Prolonged use of ZOHYDRO ER during pregnancy can result in neonatal opioid withdrawal syndrome, which may be life-threatening if not recognized and treated. If opioid use is required for a prolonged period in a pregnant woman, advise the patient of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

●	Instruct patients not to consume alcohol or any products containing alcohol while taking ZOHYDRO ER because co-ingestion can result in fatal plasma hydrocodone levels.
●	Initiation of CYP3A4 inhibitors (or discontinuation of CYP3A4 inducers) can result in a fatal overdose of hydrocodone from ZOHYDRO ER.

IMPORTANT SAFETY INFORMATION

Zohydro ER is contraindicated in patients with significant respiratory depression, acute or severe bronchial asthma, known or suspected paralytic ileus, and hypersensitivity to hydrocodone bitartrate.

Zohydro ER has warnings for: interactions with CNS depressants; elderly, cachectic, debilitated patients, and those with chronic pulmonary disease; hypotensive effects; patients with head injury or increased intracranial pressure; and concomitant use of CYP3A4 may increase opioid effects. Please see full prescribing information for the complete warning information.

Potential serious adverse events caused by opioids include addiction, abuse, and misuse; life-threatening respiratory depression; neonatal opioid withdrawal syndrome; interactions with other CNS depressants; hypotensive effects; gastrointestinal conditions, and seizures. The most common adverse reactions associated with Zohydro ER (≥2%) include constipation, nausea, somnolence, fatigue, headache, dizziness, dry mouth, vomiting, pruritus, abdominal pain, peripheral edema, upper respiratory tract infection, muscle spasms, urinary tract infection, back pain, and tremor. With intravenous abuse, the inactive ingredients in Zohydro ER can result in death, local tissue necrosis, infection, pulmonary granulomas, and increased risk of endocarditis and valvular heart injury. Parenteral drug abuse is commonly associated with transmission of infectious diseases such as hepatitis and HIV.

Zohydro® ER is a registered mark of Zogenix, Inc.

About Zogenix

Zogenix, Inc. (Nasdaq: ZGNX) is a pharmaceutical company committed to developing and commercializing therapies that address specific clinical needs for people living with pain-related conditions and central nervous system disorders who need innovative treatment alternatives to help them return to normal daily functioning.

About Silenor

Silenor is a prescription sleep medicine that is used to treat people with insomnia who have trouble staying asleep.  Staying asleep is the number one reported sleep problem of people with insomnia.  Instead of putting you to sleep, Silenor helps you stay asleep during the night. It also helps to keep you from waking too early in the morning. Silenor does this by working with the wake-promoting mechanism of your body’s natural sleep-wake cycle. Silenor is the only nonscheduled, non-addictive prescription medicine indicated for the treatment of insomnia characterized by difficulty with sleep maintenance.  Silenor has minimal next-day residual effects, even in elderly patients and has shown no evidence of physical dependence or withdrawal symptoms.

For more information on Silenor including important safety information and the full prescribing information, visit www.silenor.com

Silenor® is a registered trademark of Pernix Therapeutics, Inc.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceutical, Inc.

The presentation mentioned in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.
Pernix Therapeutics Holdings Inc.

Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009
Chief Financial Officer
spatel@pernixtx.com
- or -
Doug Drysdale, (800) 793-2145 ext. 1001
Chairman, President and Chief Executive Officer
ddrysdale@pernixtx.com

Media Relations

Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com